May 2008
Pricing Sheet dated May 22, 2008 relating to
Preliminary Terms No. 650 dated April 30, 2008 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
12% SPARQS®
Mandatorily Exchangeable for Common Stock of Apple Inc.

Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
PRICING TERMS – MAY 22, 2008
Issuer:	Morgan Stanley
Maturity date:	June 20, 2009
Underlying stock:	Apple Inc. common stock (“AAPL Stock”)
Aggregate principal amount:	$16,078,264.60
Coupon:	12% per annum, payable quarterly beginning September 20, 2008
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into AAPL Stock at the exchange ratio.
Exchange ratio:	1.0 shares of AAPL Stock, subject to adjustment for certain corporate events
Issuer call right:
Beginning on December 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	23% per annum on the stated principal amount
First call date:	December 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	June 10, 2009
Stated principal amount:	$177.05 per SPARQS
Issue price:	$177.05 per SPARQS (see “Commissions and Issue Price” below)
Pricing date:	May 22, 2008
Original issue date:	May 30, 2008 (5 business days after the pricing date)
CUSIP:	617480371
Listing:	The SPARQS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per SPARQS	$177.05	$2.8771	$174.1729
Total	$16,078,264.60	$261,275.21	$15,816,989.39
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 6 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for SPARQS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 650 dated April 30, 2008
Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.